EXHIBIT 5.1

[Letterhead of Wayne C. Byers]

June 2, 2004

ConocoPhillips
600 North Dairy Ashford
Houston, Texas 77079

Ladies and Gentlemen:

          I am Senior Counsel of ConocoPhillips, a Delaware corporation (the “Company”), and have represented the Company in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”) of a Registration Statement on Form S-8 (the “Registration Statement”) relating to up to 44,002,000 shares (the “Shares”) of common stock, par value $.01 per share (“Common Stock”), of the Company, issuable pursuant to the 2004 Omnibus Stock and Performance Incentive Plan of ConocoPhillips, the ConocoPhillips Savings Plan, the ConocoPhillips Store Savings Plan and the Retirement Savings Plan of ConocoPhillips Company (collectively, the “Plans”).

          I have examined, directly or indirectly through staff or otherwise to my satisfaction, (i) the Company’s Restated Certificate of Incorporation and the By-Laws, each as amended to date, the Plans and resolutions of the Board of Directors of the Company relating, among other things, to the Plans and (ii) originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to me by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments or documents, as a basis for the opinion hereinafter expressed. In making my examination, I have assumed that all signatures on all documents examined by me are genuine, that all documents submitted to me as originals are accurate and complete, that all documents submitted to me as copies are true and correct copies of the originals thereof and that all information submitted to me was accurate and complete.

          On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, I am of the opinion that:, in the case of Shares originally issued by the Company pursuant to the provisions of the Plans following due authorization of a particular award thereunder by the Board of Directors of the Company or a duly constituted and authorized committee thereof as provided in and in accordance with the Plans, the Shares issuable pursuant to such award will have been duly authorized by all necessary corporate action on the part of the Company. Upon issuance and delivery of such Shares from time to time pursuant to the terms of such award for the consideration established pursuant to the terms of the Plans and otherwise in accordance with the terms and conditions of such award, including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board of Directors of the Company or a duly constituted and authorized committee thereof as provided therein, and, in the case of stock options, the exercise price thereof and payment for such Shares as provided therein, such Shares will be validly issued, fully paid and nonassessable.

          This opinion is limited to the original issuance of Shares by the Company and does not cover shares of Common Stock delivered by the Company out of shares reacquired by it.

          I am a member of the Texas Bar and the opinion set forth above is limited in all respects to the laws of the State of Texas and the General Corporation Law of the State of Delaware, each as in effect on the date hereof.

          I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Wayne C. Byers

Wayne C. Byers
Senior Counsel